Exhibit 10.19

JDS UNIPHASE CORPORATION

EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

1. Introduction.

This JDS Uniphase Corporation (the “Company”) Executive Change of Control Severance Plan (the “Plan”) was established effective as of February 14, 2007.

(a) Purpose. The purpose of the Plan is to describe eligibility for certain benefits by those individuals employed by the Company and its subsidiaries in the United States at the level of Senior Vice President (E200) reporting directly to the Chief Executive Officer and on a United States payroll (“Eligible Executives”) whose employment is terminated as a result of, or following, a Change of Control (as defined below).

(b) Effect. This Plan supersedes and replaces any prior policies or practices of the Company or any of its subsidiaries or affiliated companies that relate to severance payments or vesting acceleration with respect to options of Company upon a change of control (as defined in any such agreements or arrangements) of Company with respect to Eligible Executives. Any such policies or procedures, to the extent they relate to severance payments or vesting acceleration with respect to options of Company upon a change of control, are hereby rescinded and shall no longer have any force or effect to the extent such policies or procedures apply to Eligible Executives. Notwithstanding the foregoing, this Plan is subordinated to any individual written (i) severance benefit agreement, (ii) change of control severance agreement, or (iii) employment agreement that provides for severance benefits in existence as of the date hereof between any Eligible Executive and the Company.

2. Definition of Terms. The following capitalized terms used in this Plan shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of an Eligible Executive’s duties to Company; (ii) a material and willful violation of any federal or state law by an Eligible Executive that if made public would injure the business or reputation of Company; (iii) refusal or willful failure by an Eligible Executive to comply with any specific lawful direction or order of Company or the material policies and procedures of Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and the Inside Information and Securities Transactions policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) conviction (including a plea of nolo contendere) of an Eligible Executive of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if such Eligible Executive were to be retained as an employee of the Company; or (v) substantial and continuing willful refusal by an Eligible Executive to perform duties ordinarily performed by an employee in the same position and having similar duties as such Eligible Executive; in each case as reasonably determined by the Board of Directors of Company or the successor to the Company (the “Board of Directors”).

(b) Change of Control. “Change of Control” shall mean the occurrence of one or more of the following with respect to the Company:

(i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of Directors;

(ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 19340), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock immediately prior to such merger or consolidation and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation;

(iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Common Stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

Notwithstanding the foregoing, to the extent that any amount constituting nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code (including any applicable final, proposed or temporary regulations and other administrative guidance promulgated thereunder) would become payable under this Plan by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(c) Disability. “Disability” shall mean a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Executive unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one year period. “Disabled” has a corresponding meaning.

(d) Good Reason. “Good Reason” shall mean an Eligible Executive’s resignation from Company within thirty (30) days following the occurrence of any of the following events with respect to such Eligible Executive:

(i) without Eligible Executive’s express written consent, the significant reduction of Eligible Executive’s duties, authority, responsibilities, job title or reporting relationships relative to Eligible Executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Eligible Executive of such reduced duties, authority, responsibilities, job title, or reporting relationships, which reduction or assigned reduction remains in effect five (5) business days after written notice by the Eligible Executive to the Chief Executive Officer of such conditions; however, the occurrence of a Change of Control shall not, in and of itself, constitute a material adverse change in Eligible Executive’s position, duties or responsibilities;

(ii) a reduction by Company in the base salary of Eligible Executive as in effect immediately prior to such reduction;

(iii) a material reduction by Company in the kind or level of employee benefits, including bonuses, to which Eligible Executive was entitled immediately prior to such reduction with the result that Eligible Executive’s overall benefits package is significantly reduced;

(iv) the relocation of Eligible Executive’s principal work location to a facility or a location more than fifty (50) miles from Eligible Executive’s then present principal work location, without Eligible Executive’s express written consent; or

(v) the failure of Company to obtain agreement from any successor contemplated in Section 6 below to provide the benefits provided for in this Plan, as it exists as the time of succession.

(e) Termination Date. “Termination Date” shall mean:

(i) if an Eligible Executive’s employment is terminated by Company for Disability, the date designated by Company as the last day of such Eligible Executive’s employment;

(ii) if an Eligible Executive dies, the date of death;

(iii) if an Eligible Executive’s employment is terminated by Company for any other reason, the date designated by Company as the last day of such Eligible Executive’s employment; or

(iv) if an Eligible Executive’s employment is terminated by such Eligible Executive, the date designated by Company as the effective date of resignation.

3. Eligibility for Severance and Other Benefits. Eligible Executives will receive the benefits described herein under the following circumstances:

(a) Termination in Connection with a Change of Control. If an Eligible Executive’s employment terminates either by Company without Cause or by such Eligible Executive for Good Reason at any time during the period commencing upon a Change of Control and ending six (6) months following a Change of Control, then, conditioned upon the Eligible Executive’s execution and delivery of an effective release of claims against Company and related parties that releases Company and such parties from any claims whatsoever arising from or related to the Eligible Executive’s employment relationship with Company including the termination of that relationship in a form reasonably acceptable to the Company, the Eligible Executive will receive the following:

(i) Eligible Executive’s right, title and entitlement to any unvested stock options or any other securities or similar incentives that have been granted or issued to Eligible Executive as of the Termination Date, and that would have vested during the period commencing upon the Eligible Executive’s Termination Date and continuing for a period of twelve (12) months from the Eligible Executive’s Termination Date, shall automatically be accelerated in full so as to become immediately and completely vested. In all other respects, Eligible Executive’s securities shall continue to be subject to the terms of the applicable equity incentive plan notice of grant and grant agreement.

(ii) a lump sum cash payment equal to six (6) months’ salary at the Eligible Executive’s base salary rate as of the Termination Date (without taking into account any reduction in base salary that could trigger Eligible Executive’s resignation for Good Reason), less applicable withholding taxes or other withholding obligations of Company and less any amounts to which Eligible Executive is otherwise entitled under any statutory or Company long or short term disability plan; and

(iii) if Eligible Executive elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following termination of employment, payment of the full cost of such benefits (either directly to Eligible Executive or to the appropriate carrier or administrator at the Company’s election) for the lesser of (a) twelve (12) months or (b) until such time as Eligible Executive becomes eligible for reasonably comparable health care benefits from a subsequent employer.

(b) Voluntary Resignation; Termination for Cause. If an Eligible Executive’s employment terminates by reason of voluntary resignation (which is not for Good Reason), or if an Eligible Executive is terminated for Cause, then such Eligible Executive shall not be entitled to receive any benefits under Section 3(a) of this Plan.

(c) Disability. If an Eligible Executive suffers from a Disability, Company may terminate such Eligible Executive’s employment to the extent permitted by law and, if such termination occurs within six (6) months following a Change of Control, Company will then pay to that Eligible Executive the compensation set forth in Section 3(a) of this Plan.

(d) Death. If an Eligible Executive’s employment is terminated due to the death of such Eligible Executive within six (6) months following a Change of Control, then the compensation set forth in Section 3(a) of this Plan will be paid to the former Eligible Executive’s estate.

(e) Application of Section 409A. Notwithstanding any inconsistent provision of this Plan, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by an Eligible Executive pursuant to this Plan in connection with such Eligible Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) that the Eligible Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Eligible Executive’s incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after the Eligible Executive’s “separation from service” within the meaning of Section 409A. The Company will revise any applicable provisions of this Plan to maintain to the maximum extent practicable the original intent of the applicable Plan provisions without violating the provisions of Section 409A of the Code, if the Company deems such revisions necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such revisions shall not result in a reduction of the aggregate amount of payments or benefits under this Plan.

(f) Termination Not in Connection With a Change of Control. In the event an Eligible Executive’s employment terminates for any reason or no reason, whether on account of Disability, death, or otherwise, either prior to a Change of Control or after the six (6) month period following a Change of Control, then such Eligible Executive shall not be entitled to receive severance or any other benefits under Section 3(a) of this Plan.

(g) Coordination with Other Change of Control Benefits, Severance Benefits or Debts. If an Eligible Executive is entitled to cash payments, accelerated vesting of stock options or restricted stock grants, or any other benefits from Company following the termination of such Eligible Executive’s employment after a Change of Control under any other agreement, plan, policy or law, then the benefits received by that Eligible Executive under this Plan shall be reduced by the benefits received by Eligible Executive from Company under such other plans, programs, arrangements, agreements or requirements. If an Eligible Executive is indebted to Company at the time of a termination that would give rise to severance benefits under Section 3(a), the Company reserves the right to offset such severance payment under the Plan by the amount of such indebtedness.

4. At-Will Employment. Each Eligible Executive’s employment is and shall continue to be at-will, as defined under applicable law. If an Eligible Executive’s employment terminates for any reason other than as specified in Section 3, such Eligible Executive shall not be entitled to any benefits, damages, awards or compensation under this Plan.

5. Tax Matters. The Company may withhold from any amounts payable under the Plan such federal, state and local taxes as may be required to be withheld. In the event that any payment or other benefits provided for in this Plan or otherwise payable to an Eligible Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) become subject to the excise tax imposed by

Section 4999 of the Code (or any corresponding provisions of state tax law), then, notwithstanding the other provisions of this Plan, such Eligible Executive’s benefits under Section 3 will not exceed the amount which produces the greatest after-tax benefit to the Eligible Executive. For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days after the Termination Date, by the Eligible Executive in his/her sole discretion. If no such determination is made by the Eligible Executive within thirty (30) days of the Termination Date, then the Company will pay the benefits as provided in Section 3.

6. Company’s Successors. The Company shall require that any successor to Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets agree to perform in accordance with this Plan in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession.

7. Exclusive Benefits. Eligible Executives shall not be entitled to any payments, compensation, benefits or other consideration from the Company, apart from those identified in Section 3, on account of a termination following a Change of Control.

8. Severability, Enforcement. If any provision of this Plan, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Plan and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

9. General.

(a) Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of an Eligible Executive, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to Company in writing. In the case of Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b) Amendment. Prior to a Change of Control, the Company reserves the right to amend or terminate this Plan upon written notice to Eligible Executives. Upon a Change of Control, this Plan will become non-modifiable without the consent of the affected Eligible Executive(s).

10. Execution. To record the adoption of the Plan as set forth herein, effective as of February 14, 2007, JDS Uniphase Corporation has caused its duly authorized officer to execute the same.

JDS Uniphase Corporation

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